FEDERAL TRUST CORPORATION
                              312 West First Street
                             Sanford, Florida 32771
                                 (407) 323-1833

                                June 30, 2003

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Federal Trust Corporation. -- Common Stock/American Stock Exchange -- Registration Statement on Form 8-A (File No. 000-23449, Assession No. 0000919607-03-000222) -- Withdrawn Request

Ladies and Gentlemen:

     The undersigned respectfully requests that the captioned Registration Statement on Form 8-A12G under the Securities Exchange Act of 1934 be withdrawn effective immediately. Should you have any questions or comments regarding this matter, please contact the undersigned or the registrant's legal counsel Richard
L. Pearlman (850) 878-2411.

                                           Very truly yours,

                                           FEDERAL TRUST CORPORATION

                                           By: /s/ GREGORY E. SMITH
                                                   Gregory E. Smith
                                                   Chief Financial Officer